Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
July 28, 2017

Media Contact:	Investor Contact:
Melanie Moir	Chris Liddle
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7458

Portland General Electric announces second quarter 2017 results
CEO succession plan implemented

•
Jim Piro, president and Chief Executive Officer, to retire at the end of 2017. Maria Pope, senior vice president, Power Supply, Operations and Resource Strategy to become president Oct. 1 and succeed Piro effective Jan. 1

•	Second quarter results reflect strong retail deliveries due to favorable weather and customer growth, offset by lower wind generation and restoration costs for a severe April wind storm

•	Integrated Resource Planning continues: Several options identified to meet the company’s future capacity needs as the result of productive bilateral negotiations

PORTLAND, Ore. -- Portland General Electric Company (NYSE: POR) today reported net income of $32 million, or 36 cents per diluted share, for the second quarter of 2017. This compares with net income of $37 million, or 42 cents per diluted share, for the second quarter of 2016. The company is reaffirming 2017 earnings guidance of $2.20-$2.35 per diluted share.

“We remain in a good position to meet our financial targets for the year,” said Jim Piro, CEO and president of Portland General Electric. “We are making progress on our key initiatives, and the strength of our local economy is contributing to increased energy deliveries to industrial customers and a growing customer base.”

Q2 2017 earnings compared to Q2 2016 earnings

The decrease in second quarter earnings per diluted share for 2017 in comparison to the second quarter of 2016 was due to storm restoration efforts resulting from a severe April wind storm, a decrease in production tax credits due to lower wind generation, as well as incremental generation maintenance and repair costs. Also contributing to the decrease were Carty litigation costs and depreciation expense and carrying costs for Carty related to incremental construction costs not included in customer prices. The additional costs were partially offset by increased deliveries to retail customers driven by favorable weather and high tech growth in the industrial sector, as well as favorable estimated collections from the decoupling mechanism.

Company Updates
PGE announces succession plan
Jim Piro, president and chief executive officer (CEO), notified the board of directors on July 26, 2017 of his decision to retire from Portland General Electric on Dec. 31, 2017. As part of the company’s leadership succession plan, the board of directors has appointed Maria Pope, senior vice president of Power Supply, Operations and Resource Strategy, to succeed Mr. Piro. Ms. Pope will assume the role of company president on Oct. 1, 2017, and the role of CEO and member of the board of directors effective Jan. 1, 2018.

Integrated Resource Plan
PGE filed its 2016 Integrated Resource Plan (IRP) with the Oregon Public Utility Commission (OPUC), including a four-year Action Plan. PGE’s Action Plan calls for a minimum of 135 MWa of cost-effective energy efficiency, 77 MW of demand response, the addition of approximately 175 MWa of qualifying renewable resources, and 561 MW of dispatchable capacity.  As part of the OPUC process, PGE and parties have filed additional comments and held workshops to address stakeholder questions and identify the best strategy for achieving a renewable, reliable, affordable energy future for customers.  Next steps in the process include OPUC Staff’s final comments on July 28, 2017 and a Public Meeting on August 8, 2017. The company is expecting the OPUC to issue a decision on its IRP by August 31, 2017.

PGE is engaged in productive bilateral negotiations with owners of existing regional resources to fill its capacity needs. By mid-August, upon completing detailed term sheets with potential sellers, the company intends to file for a waiver of the OPUC guidelines that call for a competitive bidding process for resources greater than 100 MWs and a term of more than five years. Following acknowledgment of the IRP and the outcomes of the bilateral negotiations and waiver process, PGE may request approval from the OPUC to issue a request for proposals for (RFPs) for any remaining capacity need. PGE has also proposed conducting an RFP for renewable resources as soon as possible after the commission issues an acknowledgement order. The RFP processes will include review and input by stakeholders, oversight by an independent evaluator who reports to the OPUC staff, and overall review by the OPUC itself.

Since issuing the IRP, PGE has identified a potential benchmark wind resource that could have a nameplate capacity of up to approximately 500 MW, and which would qualify for the production tax credit. The company is continuing to explore this option. The submission of this resource into an RFP for renewable resources as a benchmark bid is subject to additional due diligence by PGE and the negotiation and execution of definitive agreements.

PGE’s IRP puts the company ahead of schedule for Oregon’s Renewable Portfolio Standard goals and enables the company to serve approximately 50 percent of its customers’ energy from carbon-free resources by 2020.

2018 General Rate Case
On Feb. 28, 2017, PGE filed a general rate case with the Public Utility Commission of Oregon (OPUC) based on a 2018 test year.

As part of its commitment to provide safe, reliable, sustainable and affordable energy to customers, the company filed a request for a $100 million increase in the annual revenue requirement related to increased base business costs. These costs are related primarily to necessary upgrades to the transmission and distribution system, investments in strengthening and safeguarding the grid, and investments that will integrate more renewable resources and enhance system reliability. PGE’s request would result in an average overall increase of 5.6%.
The net increase in annual revenue requirement is based upon:

•	A return on equity of 9.75%;

•	A capital structure of 50% debt and 50% equity;

•	Rate base of $4.6 billion.

PGE has reached settlements on depreciation expense, net variable power cost (NVPC), and a partial settlement on non-NVPC issues. PGE filed its reply testimony on the remaining items on July 18, 2017.  Regulatory review of the 2018 General Rate Case will continue throughout 2017, with a final order from the OPUC targeted for the end of 2017. New customer prices are expected to become effective Jan. 1, 2018.  The filing can be found at http://apps.puc.state.or.us/edockets/search.asp under docket number UE 319.

Second quarter operating results

Earnings Reconciliation of Q2 2016 to Q2 2017
($ in millions, except EPS)	Pre-Tax Income	Net Income*	Diluted EPS**
Reported Q2 2016	$46	$37	$0.42
Revenue
Electric Retail price change	4	2	0.03
Electric Retail volume change	11	7	0.07
Change in decoupling deferral	4	3	0.03
Electric wholesale price and volume change	2	1	0.01
Change in Revenue	21	13	0.14

Power Cost
Change in average power cost	7	4	0.05
Change purchased power and generation	1	1	0.01
Change in Power Costs	8	5	0.06

O&M
Generation, transmission, distribution	(17)	(10)	(0.12)
Administrative and general	(4)	(3)	(0.03)
Change in O&M	(21)	(13)	(0.15)

Other Items
Depreciation & amortization	(3)	(2)	(0.02)
AFDC Equity***	(5)	(5)	(0.06)
Other Items	(4)	(3)	(0.03)
Change in Other Items	(12)	(10)	(0.11)
Reported Q2 2017	$42	$32	$0.36
* After tax adjustments based on PGE’s statutory tax rate of 39.5%
** Some values may not foot due to rounding
*** Statutory tax rate does not apply to AFDC equity

Total revenues for the three months ended June 30, 2017 increased $21 million compared to the three months ended June 30, 2016, as Total retail revenues increased $16 million while Other revenues were $3 million higher.

The change in Retail revenues resulted largely from the following:

•
An $11 million increase resulting from 2.8% greater retail energy deliveries due to favorable weather conditions and an increase in deliveries to industrial customers, combined with an increase of $4 million that resulted from customer price changes. Energy deliveries to residential customers increased 4.4% in the second quarter of 2017 due in part to the effects of weather, as temperatures in 2016 were abnormally warm during the spring heating season, and continued customer growth. Energy deliveries to industrial customers increased 6.5%, largely due to strength in the high tech sector while energy deliveries to commercial customers declined 0.7%.

•
A $1 million increase resulted from other tariffs, which included a $4 million increase in estimated collections under the decoupling mechanism, mostly offset by a variety of smaller items; partially offset by

•
A $1 million decrease in Supplemental tariffs as a $4 million decrease due to the timing difference related to the Trojan spent fuel refund to customers, as the refund, offset in Depreciation and amortization, temporarily suspended in early 2016, has resumed, partially offset by an increase related to the accelerated cost recovery of Colstrip and various smaller tariffs.

Total cooling degree-days for the three months ended June 30, 2017, although below the level for the three months ended June 30, 2016, were nearly double the quarterly 15-year average. Total heating degree-days for the three months ended June 30, 2017 were 70% above the three months ended June 30, 2016 while nearly equivalent with historical averages.

The following table indicates the number of heating and cooling degree-days for the three months ended June 30, 2017 and 2016, along with 15-year averages based on weather data provided by the National Weather Service, as measured at Portland International Airport:

	Heating Degree-days			Cooling Degree-days
	2017	2016	Avg.	2017	2016	Avg.
April	421	227	386	—	18	1
May	196	109	216	41	31	18
June	69	67	87	88	105	51
Totals for the quarter	686	403	689	129	154	70

Wholesale revenues for the three months ended June 30, 2017 increased $2 million, or 14%, from the three months ended June 30, 2016, and consisted of a $3 million increase related to a 27% increase in average wholesale price partially offset by a $1 million decrease related to a 13% decrease in wholesale sales volume.

Actual NVPC for the three months ended June 30, 2017 decreased $10 million when compared with the three months ended June 30, 2016. The decrease was driven by a 6% decline in the average variable power cost per MWh, and a 1% decrease in total system load. The increase in wholesale revenues was driven primarily by a 27% increase in the average wholesale sales price, offset slightly by a 13% decrease in wholesale sales volume. For the three months ended June 30, 2017, actual NVPC was $3 million below the baseline, while the three months ended June 30, 2016 actual NVPC was $7 million below baseline NVPC.

Generation, transmission and distribution expense increased $17 million, or 27%, in the three months ended June 30, 2017 compared with the three months ended June 30, 2016, driven primarily by $6 million of storm restoration costs, $5 million of operating expense for Carty (placed in service in July 2016), and $3 million higher maintenance expense at Beaver.

Administrative and other expense increased $4 million, or 7%, in the three months ended June 30, 2017 compared with the three months ended June 30, 2016. The increase was primarily due to a $1 million increase in legal costs related to Carty litigation and other miscellaneous expenses.

Depreciation and amortization expense increased $3 million in the three months ended June 30, 2017 compared with the three months ended June 30, 2016. The increase was driven by higher depreciation expense of $4 million due to Carty going into service in July 2016, $3 million higher depreciation expense for other capital additions, partially offset by an amortization credit in the second quarter of 2017 related to the Trojan spent fuel refund to customers, which is also reflected in reduced revenues. Increases or decreases in expense resulting from amortization of regulatory assets or liabilities are directly offset in revenues.

Interest expense increased $3 million, or 11% in the three months ended June 30, 2017 compared with the three months ended June 30, 2016, primarily due to a lower allowance for borrowed funds used during construction, as a result of Carty going into service in July 2016.

Other income, net decreased $5 million for the three months ended June 30, 2017 compared with the three months ended June 30, 2016, due to a decrease in the allowance for equity funds used during construction, primarily related to the construction of Carty in 2016.

Income tax expense was $10 million in the three months ended June 30, 2017 compared with $9 million in the three months ended June 30, 2016, with effective tax rates of 23.8% and 19.6%, respectively. The increase in income tax expense and effective tax rate was primarily due to lower production tax credits, partially offset by lower pre-tax income.

2017 earnings guidance

PGE reaffirms its 2017 guidance of $2.20 - $2.35 per diluted share. The guidance is based on the following assumptions:

•	A decline in retail deliveries between zero and one percent, weather-adjusted;

•	Normal hydro conditions for the remainder of the year based on the current hydro forecast;

•	Wind generation for the remainder of the year based on five years of historic levels or forecast studies when historical data is not available;

•	Normal thermal plant operations for the remainder of the year;

•	Depreciation and amortization expense between $340 and $350 million;

•	Revised operating and maintenance costs between $555 and $575 million driven by increased distribution costs.

Second Quarter 2017 earnings call and web cast — July 28, 2017

PGE will host a conference call with financial analysts and investors on Friday, July 28 at 11 a.m. ET. The conference call will be webcast live on the PGE website at investors.portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Friday, July 28, through Friday, August 4th.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Chris Liddle, manager, corporate finance and investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a fully integrated utility based in Portland, Ore., serving approximately 872,000 residential, commercial and industrial customers in 51 cities. For more than 125 years, PGE has been delivering safe, reliable energy to Oregonians. With approximately 2,750 employees across the state, PGE is committed to building a cleaner, more efficient energy future. Together with its customers, PGE has the number one voluntary renewable energy program in the U.S. For more information, visit PGE’s website at investors.portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding the recovery of capital costs for the Carty Generating Station; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity; the sale of excess energy during periods of low demand or low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.

POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues, net	$449	$428	$979	$915
Operating expenses:
Purchased power and fuel	118	126	259	275
Generation, transmission and distribution	81	64	162	130
Administrative and other	65	61	133	122
Depreciation and amortization	86	83	170	165
Taxes other than income taxes	31	30	64	60
Total operating expenses	381	364	788	752
Income from operations	68	64	191	163
Interest expense, net	30	27	60	54
Other income:
Allowance for equity funds used during construction	3	8	5	15
Miscellaneous income, net	1	1	2	—
Other income, net	4	9	7	15
Income before income tax expense	42	46	138	124
Income tax expense	10	9	33	26
Net income	$32	$37	$105	$98
Other comprehensive income	1	—	—	—
Comprehensive income	$33	$37	$105	$98

Weighted-average shares outstanding—basic and diluted (in thousands)	89,063	88,902	89,033	88,867

Earnings per share—basic and diluted	$0.36	$0.42	$1.18	$1.10

Dividends declared per common share	$0.34	$0.32	$0.66	$0.62

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$33	$6
Accounts receivable, net	139	155
Unbilled revenues	68	107
Inventories	82	82
Regulatory assets—current	47	36
Other current assets	43	77
Total current assets	412	463
Electric utility plant, net	6,573	6,434
Regulatory assets—noncurrent	536	498
Nuclear decommissioning trust	41	41
Non-qualified benefit plan trust	36	34
Other noncurrent assets	55	57
Total assets	$7,653	$7,527

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS, continued
(Dollars in millions)
(Unaudited)

	June 30, 2017	December 31, 2016
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$90	$129
Liabilities from price risk management activities—current	46	44
Current portion of long-term debt	150	150
Accrued expenses and other current liabilities	226	254
Total current liabilities	512	577
Long-term debt, net of current portion	2,200	2,200
Regulatory liabilities—noncurrent	989	958
Deferred income taxes	685	669
Unfunded status of pension and postretirement plans	286	281
Liabilities from price risk management activities—noncurrent	158	125
Asset retirement obligations	165	161
Non-qualified benefit plan liabilities	106	105
Other noncurrent liabilities	160	107
Total liabilities	5,261	5,183
Commitments and contingencies (see notes)
Equity:
Portland General Electric Company shareholders’ equity:
Preferred stock, no par value, 30,000,000 shares authorized; none issued and outstanding as of June 30, 2017 and December 31, 2016	—	—
Common stock, no par value, 160,000,000 shares authorized; 89,062,560 and 88,946,704 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	1,203	1,201
Accumulated other comprehensive loss	(7)	(7)
Retained earnings	1,196	1,150
Total equity	2,392	2,344
Total liabilities and equity	$7,653	$7,527

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$105	$98
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	170	165
Deferred income taxes	20	20
Pension and other postretirement benefits	13	14
Allowance for equity funds used during construction	(5)	(15)
Decoupling mechanism deferrals, net of amortization	(15)	(3)
Other non-cash income and expenses, net	16	12
Changes in working capital:
Decrease in accounts receivable and unbilled revenues	55	59
Increase in inventories	—	(4)
Decrease in margin deposits, net	7	18
Decrease in accounts payable and accrued liabilities	(29)	(13)
Other working capital items, net	11	6
Other, net	(15)	(19)
Net cash provided by operating activities	333	338
Cash flows from investing activities:
Capital expenditures	(245)	(319)
Sales of Nuclear decommissioning trust securities	11	11
Purchases of Nuclear decommissioning trust securities	(9)	(11)
Other, net	(2)	—
Net cash used in investing activities	(245)	(319)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	265
Payments on long-term debt	—	(133)
Change in short-term debt	—	(6)
Dividends paid	(57)	(53)
Other	(4)	(3)
Net cash (used in) provided by financing activities	(61)	70
Increase (Decrease) in cash and cash equivalents	27	89
Cash and cash equivalents, beginning of period	6	4
Cash and cash equivalents, end of period	$33	$93

Supplemental cash flow information is as follows:
Cash paid for interest, net of amounts capitalized	$55	$49
Cash paid for income taxes	13	7
Non-cash investing and financing activities:
Assets obtained under capital lease	55	57

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended June 30,
	2017		2016
Revenues (dollars in millions):
Retail:
Residential	$203	45%	$191	45%
Commercial	162	36	162	38
Industrial	54	12	50	12
Subtotal	419	93	403	95
Other retail revenues, net	1	—	1	—
Total retail revenues	420	93	404	95
Wholesale revenues	16	4	14	3
Other operating revenues	13	3	10	2
Total revenues	$449	100%	$428	100%
Energy deliveries (MWh in thousands):
Retail:
Residential	1,626	31%	1,557	30%
Commercial	1,655	32	1,695	33
Industrial	749	14	717	14
Subtotal	4,030	77	3,969	76
Direct access:
Commercial	160	3	133	3
Industrial	359	7	323	6
Subtotal	519	10	456	9
Total retail energy deliveries	4,549	87	4,425	85
Wholesale energy deliveries	673	13	773	15
Total energy deliveries	5,222	100%	5,198	100%
Average number of retail customers:
Residential	761,443	88%	750,961	88%
Commercial	107,620	12	106,656	12
Industrial	196	—	190	—
Direct access	572	—	375	—
Total	869,831	100%	858,182	100%

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended June 30,
	2017		2016
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	256	5%	360	7%
Natural gas	237	5	772	16
Total thermal	493	10	1,132	23
Hydro	528	11	379	7
Wind	504	10	628	13
Total generation	1,525	31	2,139	43
Purchased power:
Term	2,815	57	2,354	47
Hydro	503	10	393	8
Wind	85	2	91	2
Total purchased power	3,403	69	2,838	57
Total system load	4,928	100%	4,977	100%
Less: wholesale sales	(673)		(773)
Retail load requirement	4,255		4,204